Exhibit 10.8

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of this 14th day of March 2011, by and between CHROMADEX INC., a California corporation (“Employer”), and WILLIAM F. SPENGLER, an individual (“Employee”).

R E C I T A L S

A.    On October 27, 2010, Employer and Employee entered into an Employment Agreement which provides for the employment by Employer of Employee (the “Employment Agreement”).

B.    Employer and Employee now desire to amend the Employment Agreement in certain respects only, on the terms set forth in this Amendment.

A G R E E M E N T

In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties, intending to be legally bound, agree to amend the Employment Agreement as follows:

1.    Section 5(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(b)    Restricted Stock. On the Effective Date, Employer shall sell to Employee and Employee shall purchase from Employer 1,000,000 restricted shares of Employer’s common stock (the “Restricted Stock”). The Restricted Stock purchase will be effected pursuant to a separate Restricted Stock Purchase Agreement and will be subject to the Plan. The purchase price for the Restricted Stock shall be the par value for such stock, which is $0.001 per share (a total of $1,000 for 1,000,000 shares), payable in cash on the Effective Date. The Restricted Stock will vest in full on November 15, 2013 (the “Restricted Stock Vesting Date”), provided that Employee is continuously employed by Employer from the Effective Date through the Restricted Stock Vesting Date and the Stock Performance Condition (as defined below) is met. The “Stock Performance Condition” is met if and only if at any time on or prior to the Restricted Stock Vesting Date, the per share “Fair Market Value” of the common stock of Employer as determined in accordance with this Section 5(b) is at least three (3) times the Reference Price. The term “Reference Price” shall mean $1.17, as shall be adjusted to reflect any “Capitalization Adjustment” as defined in the Plan and subject to any other adjustments made in accordance with the terms of this Agreement. The term “Fair Market Value” shall mean (i) if the common stock of Employer is listed on an established stock exchange or a national market system, including without limitation the Over-the-Counter Bulletin Board market, the Nasdaq Global Market or Nasdaq Global Select Market of the National Association of Securities Dealers, Inc. Automated Quotation (“Nasdaq”)

System, the average of the daily highest and the lowest trading prices for such stock averaged over all market trading days during the 30-day period prior to and including the Restricted Stock Vesting Date, or (ii) if the common stock of Employer is not listed on an established stock exchange or national market system, shall be the fair market value as of the Restricted Stock Vesting Date as determined by Employer’s Board of Directors (the “Board”) in good faith in accordance with Code Section 409A and the applicable Treasury regulations. Except as provided in Section 5(c), the Restricted Stock will be cancelled and returned to Employer immediately upon Employee’s termination of employment with Employer prior to the Restricted Stock Vesting Date. Additionally, if Employee continues in employment with Employer through the Restricted Stock Vesting Date and the Stock Performance Condition is not met, the Restricted Stock will be cancelled and returned to Employer immediately upon the Restricted Stock Vesting Date.

2.    Section 7(e) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(e)    Termination without Cause. Employer shall have the right, exercisable upon written notice, to terminate Employee’s employment under this Agreement for any reason other than set forth in Sections 7(a), (c) and (d), above, at any time during the Term. If Employee is so terminated by Employer pursuant to this Section 7(e) during the Term, Employer shall pay Employee two weeks of Base Salary for each full year of service to a maximum of eight (8) weeks of the Base Salary. Should Employee, at Employee’s sole and exclusive option, provide Employer, no later than two (2) weeks prior to the end of the salary continuation benefits specified in the preceding sentence, with Employer’s then standard form of separation, waiver and release agreement of all claims against Employer, then Employer agrees to (i) extend the period during which Employer shall pay to Employee the Base Salary, and (ii) reimburse Employee for the cost of the same medical, dental, long-term disability and life insurance pursuant to Section 6(a) to which Employee was entitled hereunder as of the date of termination provided, however, that in the case of such medical and dental insurance, that Employee makes a timely election for, and continues to qualify for, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, in each case (i.e., the Base Salary and insurance), until the expiration of twelve months from the date of termination. Employer shall make such payments in accordance with its regular payroll schedule. In addition, if Employee is so terminated by Employer pursuant to this Section 7(e) during the Term and prior to the Restricted Stock Vesting Date, then vesting of the Restricted Stock shall be accelerated as follows: (i) if the date of termination is on or after November 15, 2011, but before November 15, 2012, the Restricted Stock shall be 33 1/3% vested if the Stock Performance Condition would have been met if determined on such termination date (rather than the Restricted Stock Vesting Date) replacing “three (3) times the Reference Price” with “one and two-thirds (1 2/3) times the Reference Price” in the definition of “Stock Performance Condition”; and (ii) if the date of termination is on or after November 15, 2012, but before the Restricted Stock Vesting Date, the Restricted Stock shall be 66 2/3% vested if the Stock Performance Condition would have been met if determined on such termination date (rather than the Restricted Stock Vesting Date) replacing “three (3)

times the Reference Price” with “two and one-third (2 1/3) times the Reference Price” in the definition of “Stock Performance Condition.”

3.    All references to “Employer” in the Employment Agreement to the extent relating to Employer’s common stock, Compensation Committee, the Board, the CEO or the Plan, shall be deemed to be referring to ChromaDex Corporation, a Delaware corporation.

4.    Capitalized terms used but not defined in this Amendment shall have the meanings given in the Employment Agreement.

5.    This Amendment along with the Employment Agreement constitute the sole and entire agreements of the parties relating to the subject matter contained therein. To the extent there is any inconsistency between this Amendment and the Employment Agreement, the provisions of this Amendment shall be controlling.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

“EMPLOYER”:		“EMPLOYEE”:

CHROMADEX, INC., a California corporation

By:	/s/ Frank L. Jaksch, Jr.	/s/ William F. Spengler
Its:	Chief Executive Officer	WILLIAM F. SPENGLER

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